UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2012, Delta Air Lines, Inc. (“Delta” or “we”) entered into senior secured credit facilities (the “Pacific Facilities”) as described in Item 2.03 of this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 18, 2012, we entered into the Pacific Facilities to borrow up to $1.95 billion. The Pacific Facilities consist of two first lien term loan facilities, a $1.1 billion tranche B-1 term loan facility (the “Pacific Term Loan B-1”) and a $400 million tranche B-2 term loan facility (the “Pacific Term Loan B-2” and collectively with the Pacific Term Loan B-1, the “Pacific Term Loans”) and a $450 million revolving credit facility (the “Pacific Revolving Facility”). The Pacific Revolving Facility was undrawn at the time we entered into the Pacific Facilities.

Our obligations under the Pacific Facilities are guaranteed by substantially all of our domestic subsidiaries. The Pacific Facilities and the related guarantees are secured by a first lien on our Pacific route authorities and certain related assets (the “Collateral”). The Collateral had previously secured our existing Pacific Routes Facility, our 9½% Senior Secured Notes due 2014 and our 11¾% Senior Second Lien Notes due 2015.

In connection with entering into the Pacific Facilities and in order to release the Collateral from previous liens, we retired the outstanding loans under our existing Pacific Routes Facility and terminated the existing undrawn $500 million Pacific Routes revolving credit facility. We have also purchased through a tender offer $405.6 million in aggregate principal amount of our Senior Secured Notes, representing 67.6% of the outstanding aggregate principal amount, and $239.9 million in aggregate principal amount of our Senior Second Lien Notes, representing 78.4% of the outstanding aggregate principal amount. We have issued an irrevocable notice of redemption with respect to the remaining Senior Secured Notes and Senior Second Lien Notes and the conditions for the satisfaction and discharge of those notes have been met.

Borrowings under the Pacific Term Loans must be repaid annually in an amount equal to 1% per year of the original principal amount of the respective loans (to be paid in equal quarterly installments). All remaining borrowings under the Pacific Term Loans are due in October 2018 with respect to the Pacific Term Loan B-1 and April 2016 with respect to the Pacific Term Loan B-2. Borrowings under the Pacific Revolving Facility are due in October 2017. The Pacific Facilities bear interest at a variable rate equal to LIBOR (which shall not be less than 1.25% with respect to the Pacific Term Loans) or another index rate, in each case plus a specified margin.

The Pacific Facilities include affirmative, negative and financial covenants that restrict our ability to, among other things, make investments, sell or otherwise dispose of collateral if we are not in compliance with the collateral coverage ratio test described below, pay dividends or repurchase stock. The financial covenants require us to maintain the minimum levels shown in the table below:

Minimum Fixed Charge Coverage Ratio(1)	1.20:1
Minimum Unrestricted Liquidity
Unrestricted cash, permitted investments, and undrawn revolving credit facilities	$2.0 billion
Minimum Collateral Coverage Ratio(2)	1.60:1

(1)	Defined as the ratio of (a) earnings before interest, taxes, depreciation, amortization and aircraft rent, and other adjustments to net income to (b) the sum of gross cash interest expense (including the cash interest portion of our capitalized lease obligations) and cash aircraft rent expense, for the 12-month period ending as of the last day of each fiscal quarter.
(2)	Defined as the ratio of (a) the value of the Collateral to (b) the sum of the aggregate outstanding obligations under the Pacific Facilities and certain other obligations.

Under the Pacific Facilities, if the Minimum Collateral Coverage Ratio is not maintained, we must either provide additional collateral to secure our obligations or we must repay the loans under the facilities by an amount necessary to maintain compliance with the collateral coverage ratio. The value of the Collateral that has been pledged may change over time, which may be reflected in appraisals of Collateral required by the Pacific Facilities. These changes could result from factors that are not under our control. A decline in the value of Collateral could result in a situation where we may not be able to maintain the collateral coverage ratio.

The Pacific Facilities contain events of default customary for similar financings, including cross-defaults to other material indebtedness and certain change of control events. The Pacific Facilities also include events of default specific to our business, including the suspension of all or substantially all of our flights and operations for more than five consecutive days (other than as a result of a Federal Aviation Administration suspension due to extraordinary events similarly affecting other major U.S. air carriers). Upon the occurrence of an event of default, the outstanding obligations under the Pacific Facilities may be accelerated and become due and payable immediately.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Paul A. Jacobson
Date: October 18, 2012	Paul A. Jacobson Senior Vice President and Chief Financial Officer

3